EXHIBIT 21

Subsidiaries of the Registrant Listing the Jurisdiction of Organization

SUBSIDIARY	JURISDICTION

Cavico Vietnam Company Limited	Vietnam
Cavico Bridge and Underground Construction JSC	Vietnam
Cavico Energy Construction JSC	Vietnam
Cavico Hydropower Construction JSC	Vietnam
Cavico Infrastructure Construction JSC	Vietnam
Cavico Transport JSC	Vietnam
Cavico Construction Trading JSC	Vietnam
Cavico Power and Resource JSC	Vietnam
Cavico Tower JSC	Vietnam
Cavico Industry & Tech Services JSC	Vietnam
Cavico Manpower JSC	Vietnam
Cavico Stone & Mineral JSC	Vietnam
Cavico PHI Cement JSC	Vietnam
Cavico Luong Son International Tourist JSC	Vietnam
Cavico Land JSC	Vietnam
Cavico Trading JSC	Vietnam
Cavico Son La JSC	Vietnam

Omitted from the table are those subsidiaries which are not significant subsidiaries (as defined in rule 1-02(w) of Regulation S-X of the Securities Exchange Act of 1934, as amended) and in the aggregate would not constitute a significant subsidiary.